Exhibit 1.2

(Translation)

REGULATIONS OF THE BOARD OF DIRECTORS

ADVANTEST CORPORATION

REGULATIONS OF THE BOARD OF DIRECTORS

Article  1. (Purpose)

Except as otherwise provided for by laws and ordinances or the Articles of Incorporation, any matters related to the Board of Directors of Advantest Corporation (the “Company”) shall be governed by these regulations of the Board of Directors (the “Regulations”).

Article  2. (Responsibilities)

The Board of Directors shall, in addition to making decisions on significant matters concerning the execution of business and basic management policies, including the Internal Control System, oversee the execution of duties of the Representative Director.

Article  3. (Convocation)

The Ordinary Meeting of the Board of Directors shall be held once a month in principal, and the Extraordinary Meeting of the Board of Directors shall be held at any time whenever necessary.

Article  4. (Place)

The meeting of the Board of Directors shall be held at the head office of the Company; provided, however, that the place of the meeting may be changed whenever necessary.

Article  5. (Convener and Chairperson)

The Chairperson of the Board shall convene and act as the chairperson of the meeting of the Board of Directors. Should the Chairperson of the Board be unable to act, another director shall take his/her place in accordance with an order of priority previously determined by the Board of Directors.

Article  6. (Request for Convocation)

1.	A director may, by submitting a matter to be discussed at a meeting of the Board of Directors to the Convener stipulated in the preceding Article, request that a meeting of the Board of Directors be convened.

2.	A corporate auditor may, where it is deemed necessary, request the Convener stipulated in the preceding Article to convene a meeting of the Board of Directors.

Article  7. (Procedure for Convocation)

1.	Notice for convocation of the meeting of the Board of Directors shall be dispatched in writing to each director and corporate auditor at least three (3) days prior to the date set for the meeting; provided, however, that such period may be shortened or the meeting may be convened orally or electronically if the convocation is urgently required.

2.	If the consent of all directors and corporate auditors is obtained, the meeting of the Board of Directors may be held without taking the procedure for convocation.

Article  8. (Matters to be Resolved)

1.	Matters which are required to be resolved by the Board of Directors are stipulated in the annex hereto.

Article  9. (Method of Adopting Resolutions)

1.	Resolutions of the Board of Directors shall be adopted by a majority vote of the directors present at the meeting at which a majority of directors are present. In the event of a tie, the chairperson of the meeting may defer the resolution and submit the same proposal again at the following meeting of the Board of Directors.

2.	Any director having a special interest in the matter to be resolved may not exercise his or her voting rights.

Article  10. (Omission of Resolutions)

If the chairperson of the meeting submits a resolution in respect of a matter that is subject to a resolution by the Board of Directors, if all directors (limited to those directors who are entitled to participate in resolving such matter) consent to such resolution in writing or electronically, and no corporate auditor objects to such resolution, such resolution shall be deemed approved by the Board of Directors.

Article  11. (Matters to be Reported)

1.	The Representative Director or the director in charge shall report to the Board of Directors on the status of execution of business during such period.

2.	The Representative Director may, where it is deemed necessary in a report pursuant to the previous paragraph, cause another person responsible for the execution of the relevant business to report on the status of such matter.

3.	Any director who intends to engage in i) transactions which will compete with the business of the Company or ii) transactions with the Company, shall disclose the important facts to and obtain approvals from the Board of Directors, and shall report the important facts concerning the transactions to the Board of Directors without delay after the completion thereof.

4.	Matters which are required to be reported to the Board of Directors are stipulated in the annex hereto.

Article  12. (Appointment and Dismissal of Executive Officers)

1.	The Board of Directors may appoint executive officers and assign the performance of operations of business of the Company to them.

2.	The Board of Directors may appoint, from the executive officers, one (1) person for the office of President of Executive Officers, and several persons for the office of Vice-President of Executive Officers, Senior Executive Officer and Managing Executive Officer, respectively, by its resolution.

3.	Basic matters such as the appointment, authority, duties and retirement of executive officers shall be separately determined by the Regulations of Executive Officers.

Article  13. (Attendance of Related Persons)

If the Chairperson deems it necessary for deliberation at a meeting of the Board of Directors, he or she may have any executive officer responsible for business related to any of the proposals and/or other persons he or she deems appropriate to attend the meeting and express his or her opinions and/or provide explanations.

Article  14. (Minutes)

1.	The substance of the proceedings of the meeting of the Board of Directors, the results thereof and other matters provided for in relevant laws and regulations shall be recorded in the minutes and the directors and corporate auditors present at the meeting shall affix their names and seals thereto or put their electronic signatures thereon.

2.	The minutes shall be kept at the head office of the Company for the period of ten (10) years.

Article  15. (Notification to Directors and Corporate Auditors Not Present)

Directors and corporate auditors who were not present at a meeting of the Board of Directors shall be notified of the substance of the proceedings and the results thereof.

Article  16. (Amendment)

Any amendment to these Regulations shall be made by a resolution of the Board of Directors.

SUPPLEMENTARY PROVISION

1.	Amended and Enacted	January 1, 2008;
2.	Amended and Enacted	June 27, 2006;
3.	Amended and Enacted	May 1, 2006;
4.	Amended and Enacted	June 27, 2003;
5.	Amended and Enacted	June 27, 2002;
6.	Amended and Enacted	June 28, 2001;
7.	Amended and Enacted	May 1, 1998;
8.	Amended and Enacted	April 1, 1992; and
9.	Amended and Enacted	October 1, 1990.

ANNEX

MATTERS TO BE RESOLVED

1.	Matters provided for by laws and ordinances or the Articles of Incorporation:
	(1)	Convocation of the General Meeting of Shareholders and proposals to be referred thereto (Article 298 of the Company Law (“CL”));
	(2)	Determination and the order of directors to act as the Convener and the Chairperson at the General Meeting of Shareholders;
	(3)	Establishment and amendment of the Regulations of Board of Directors;
	(4)	Development of the Internal Control System (CL362);
	(5)	Appointment or dismissal of the Representative Director or directors with titles (CL362);
	(6)	The amount of remuneration, among others, and time of payment of remuneration to directors upon resolution of the General Meeting of Shareholders;
	(7)	Approval of the transactions by directors which will compete with the business of the Company and the transactions between directors and the Company (CL365);
	(8)	Exemption of directors’ and corporate auditors’ liabilities under the Articles of Incorporation (CL362);
	(9)	Appointment or dismissal of a Counselor or an Advisor;
	(10)	Approval of accounting documents, business reports and annexed specifications thereof (CL436);
	(11)	Matters concerning distribution of surplus and related matters (CL459);
	(12)	Establishment of a record date;
	(13)	Matters concerning a share split and amendment to the Articles of Incorporation with respect to an increase of the total number of issuable shares corresponding to such share split (CL183, CL184);
	(14)	Allotment of shares without consideration (CL186);
	(15)	Acquisition of treasury shares under the Articles of Incorporation (CL165);
	(16)	Retirement of treasury shares of the Company (CL178);
	(17)	Matters concerning the issuance of offering shares (CL201);
	(18)	Decrease of the number of shares constituting one unit of shares or abolishment of the provisions which define such number (CL195);
	(19)	Matters concerning the issuance of bonds, stock acquisition rights and bonds with stock acquisition rights (CL362, 240);
	(20)	Sale of shares owned by non est shareholders (CL197);
	(21)	Establishment and amendment of the Share Handling Regulations;
	(22)	Appointment of the share registration agent and its handling office;
	(23)	Any and all other significant matters under the laws and ordinances or the Articles of Incorporation.

2. Important Execution of Business	Threshold for approval

(1) Matters concerning budgets and settlement of accounts;	• budget for the first and second half of the fiscal year, financial statements for the fiscal year, interim period and quarterly period, etc.
(2) Matters concerning material contracts, business alliances or lawsuits;
(3) Matters concerning other important execution of business.

3. Disposal or Acquisition of Important Assets and Loans of Large Amount

(1) Establishment, merger, acquisition, dissolution or liquidation of affiliate or joint venture;	All;
(2) Acquisition or sale of businesses;	All;
(3) Capital subscription or investment;	One hundred million yen (¥100,000,000) or more per each;
(4) Acquisition, sale or lease of fixed assets or trade rights;	Three hundred million yen (¥300,000,000) or more per each (including land and buildings);
(5) Disposal of fixed assets or inventory;	One hundred million yen (¥100,000,000) or more per each;
(6) Loans and borrowings;	Three hundred million yen (¥300,000,000) or more per each;
(7) Leasing;	Five million yen (¥5,000,000) or more per month per each;
(8) Creation of security right;	One hundred million yen (¥100,000,000) or more per each;
(9) Guarantee of liabilities;	Thirty million yen (¥30,000,000) or more per each;
(10) Depreciation or waiver of credit; and	Thirty million yen (¥30,000,000) or more per each; and
(11) Donation.	Thirty million yen (¥30,000,000) or more per each.
4. Important corporate organization and personal affairs

(1)    Amendment to corporate organization;

(2)    Appointment or dismissal of executive officers, or amount of remuneration, and time of payment of remuneration thereto;

(3)    Personnel changes; and

(4)    Appointment of directors or corporate executive officers to an affiliate, other company or outside organization, or change thereof.

•      corporate division or similar or more important organization; and

•      assignment of business responsibilities to directors and corporate executive officers; division manager (controller) or senior to such position.

MATTERS TO BE REPORTED

1.	Monthly settlement of accounts (excluding those months in which the fiscal, interim or quarterly settlement of accounts are subject to resolution)
2.	Matters subject to the resolution of the Board of Managing Executive Officers which are considered material by the Representative Director
3.	Matters which will have a material impact on the management of the Company
4.	Matters stipulated in Article 11, Paragraph 3 of the Regulations of the Board of Directors (competitive transactions and conflict of interest transactions)
5.	Other matters in respect of which the Chairperson requests a report